For Immediate Release	Contact:	David F. Kirby
Hudson Highland Group
212-351-7216
david.kirby@hudson.com

Hudson Highland Group Settles with SEC

NEW YORK, NY – January 11, 2011 – Hudson Highland Group (Nasdaq: HHGP) has reached a settlement with the U.S. Securities & Exchange Commission (SEC) regarding a previously disclosed investigation of sales tax issues in its North American subsidiary.  Hudson has neither admitted nor denied the findings of the SEC order, but agreed to pay a $200,000 penalty in conjunction with the settlement.

The SEC order found that Hudson failed to maintain adequate books and records and internal accounting controls to accurately track, calculate and remit amounts due for U.S. state sales tax obligations for a number of years up to 2007.  These issues date back prior to the company’s 2003 spin off from Monster Worldwide.  Hudson settled all sales tax claims, and by the beginning of 2009, paid all related state sales tax due. The staff of the SEC previously advised in August of last year that it did not intend to recommend that the Commission take action in this matter against the company's chief financial officer.

Jon Chait, Hudson Highland Group chairman and CEO, said, “Hudson has fully cooperated with the SEC in its investigation, and in 2006, upon current senior management learning of these sales tax matters, the company implemented a number of related remedial actions and internal control enhancements which have been operating effectively for more than three years.  We are pleased to have this entire matter behind the Company and its personnel, and we continue to focus our efforts on behalf of our shareholders, customers and employees.”

About Hudson Highland Group
Hudson Highland Group, Inc. is a leading provider of permanent recruitment, contract professionals and talent management services worldwide.  From single placements to total outsourced solutions, Hudson helps clients achieve greater organizational performance by assessing, recruiting, developing and engaging the best and brightest people for their businesses.  The company employs approximately 2,000 professionals serving clients and candidates in more than 20 countries. More information is available at www.hudson.com.
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